Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
January 8, 2008	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports 21 Percent Increase in Fourth-Quarter Revenue

Reiterates Outlook for Strong and Sustainable Growth

CAMBRIDGE, Mass. — Genzyme Corp. (NASDAQ: GENZ) announced today that revenue rose 21 percent in the fourth quarter of 2007 to $1.04 billion, up from $854 million in the fourth quarter a year earlier.  For the year, revenue grew 20 percent to $3.8 billion from $3.2 billion in the previous year.

Genzyme reported these and other preliminary, unaudited figures in conjunction with a presentation by Chairman and Chief Executive Officer Henri A. Termeer at the JPMorgan 26th Annual Healthcare Conference in San Francisco.  The company will report full financial results for 2007 on February 13.

                Mr. Termeer today reiterated Genzyme’s outlook for strong growth and outlined a set of five-year performance goals for the company:

•                  Genzyme is committed to growing non-GAAP earnings by a compound average of 20 percent from 2006-2011.  Non-GAAP earnings are projected to increase to approximately $4.00 per diluted share in 2008 and to rise to approximately $7.00 per diluted share by 2011.

•                  Genzyme expects to drive this profit growth through strong sales and increasing operating leverage.  Revenue is projected to grow over this five-year period by a compound average of 16-17 percent while gross margin and SG&A leverage will provide an improvement of 300-400 basis points on the bottom line.

•                  Genzyme plans to continue to expand its pipeline to support its growth beyond 2011.  The company took a major step forward yesterday by licensing from Isis

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Pharmaceuticals Inc. the potential blockbuster mipomersen, a breakthrough lipid-lowering product currently in phase 3 clinical trials for high-risk cardiovascular disease patients.  This transaction helps transform Genzyme’s already strong and diverse pipeline.

Genzyme expects to achieve these performance goals through a proven business model that has driven the company’s development and produced compound average earnings growth exceeding 20 percent over the past decade.  This model is based on a defining corporate mission that focuses on patients; a portfolio of high-value, targeted products that are defining and leading their markets by addressing serious unmet needs; a global commercial and manufacturing infrastructure that is creating operating leverage; and a diversified approach that enables opportunities while reducing risks.

This model also positions Genzyme to capture the significant opportunities inherent in the rapidly evolving health care environment.  Genzyme’s focus on innovative, paradigm-changing products for well-identified patient populations, its capacity to link therapeutics with diagnostics, and its ability to reach markets throughout the world will enable the company to sustain its leadership and growth over the longer term.

“We are in a very strong position to execute our growth plan,” said Mr. Termeer.  “We are on track to deliver 20 percent earnings growth through 2011, and we feel bullish as we look ahead at the picture that is unfolding for Genzyme.”

                Genzyme has established a leadership position in the treatment of lysosomal storage disorders.  Within this field, the company has successfully introduced four enzyme replacement therapies globally.  The launch of the newest of these, Myozyme® (alglucosidase alfa), has been the most rapid for any of the four products.  Myozyme

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sales more than doubled in the fourth quarter, rising to $62 million from $30 million in the previous fourth quarter.  Myozyme sales in 2007 reached $201 million, more than three times greater than first-year sales of $59 million in 2006.  In December, Genzyme announced that its post-marketing Late-Onset Treatment Study of Myozyme met its co-primary endpoints, confirming the benefit of the product for patients across the spectrum of Pompe disease.

Fourth-quarter sales of Fabrazyme® (agalsidase beta) were $114 million, up 18 percent from $97 million in the same quarter a year ago.  For the year, sales grew 18 percent to $424 million, compared with $359 million in the previous year.  Fabrazyme has captured more than two thirds of the international market for Fabry disease treatments, surpassing its competitor based on compelling clinical data and an established global regulatory and commercial organization.  The European Committee for Medicinal Products for Human Use has issued a positive opinion to grant full marketing authorization to Fabrazyme, which was approved originally under exceptional circumstances.  If the European Commission supports this opinion, Fabrazyme would become the only treatment for Fabry disease with full marketing authorization in Europe, as well and the first orphan designated medicinal product to achieve this status after receiving approval under exceptional circumstances.

                Fourth-quarter sales of Cerezyme® (imiglucerase for injection) were $301 million, 15 percent greater than sales of $262 million in the fourth quarter a year ago.  For the year, sales were $1.1 billion, up 13 percent from $1.0 billion the year before.  Genzyme is investing in the development of an innovative, next-generation product for the treatment of Gaucher disease.  The company has completed enrollment in a phase 2 trial of the small molecule Genz-112638, a novel oral therapy that could provide an

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additional treatment option for physicians and patients.  Initial results for the first group of participants enrolled in the study were encouraging, and one-year data for all patients will be available this year.

                Sales of Aldurazyme® (laronidase) were $34 million in the fourth quarter, compared with $26 million in the same quarter a year ago.  For the year, Aldurazyme sales were $122 million, 26 percent greater than sales of $96 million in the previous year.  Under a restructured joint venture with BioMarin Pharmaceutical Inc., Genzyme will now record sales of Aldurazyme and pay BioMarin a tiered payment on worldwide product sales.   Payments are projected to result in both BioMarin and Genzyme receiving approximately the same profit split as under the original joint venture structure.

                Sales of Thyrogen® (thyrotropin alfa for injection) grew 26 percent in the fourth quarter to $31 million, compared with $25 million in the period a year ago.  For the year, Thyrogen revenue grew 21 percent to $114 million, up from $94 million the year before.  Genzyme received U.S. approval in December for Thyrogen’s use in thyroid cancer remnant ablation procedures.

The lysosomal storage disorder segment has formed the core of Genzyme’s business to date, and the growth potential for this segment remains strong.  Genzyme expects sales of lysosomal storage disorder products to grow at a compound average of approximately 13 percent over the five-year period from 2006-2011.  At the same time, the emerging segments of Genzyme’s portfolio are expected to make an increasingly greater contribution to the company’s growth, underscoring the beneficial impact of diversification.  Revenue from these emerging segments is expected to grow at compound average of approximately 19 percent.

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Leading these emerging segments is Genzyme’s Renal franchise, which is on track to generate more than $1 billion annually by 2011, driven by the sustained growth of the company’s sevelamer therapies Renagel® (sevelamer hydrochloride) and Renvela® (sevelamer carbonate).  The increasing use of these products globally and the anticipated expansion of Renvela’s indication to include the treatment of patients with chronic kidney disease are expected to act as the principal catalysts for the growth of this franchise, which has been built on a mounting body of clinical evidence supporting the range of benefits of sevelamer therapy.

Sales of Renagel rose 23 percent in the fourth quarter of 2007 to $167 million, compared with $135 million in the previous fourth quarter.  For the year, Renagel sales increased 17 percent to $603 million, compared with $515 million the year before.  Renvela was approved by the FDA in October for the treatment of hemodialysis patients, and Genzyme expects to launch the product this quarter.  The company expects to seek FDA approval in the first half of this year for the product’s use by patients with chronic kidney disease who have not progressed to dialysis.

Genzyme’s Biosurgery franchise is expected to generate annual sales approaching $1 billion by 2011.  The growth of this franchise will be driven by the introduction of the single-injection regimen Synvisc-One™, which has the potential to redefine the market for viscosupplementation products and expand the benefits of this therapeutic approach to a broader set of patients by simplifying osteoarthritis pain management.  Synvisc-One was approved in the European Union in December, and action on a marketing application in the United States is expected later this year.  Fourth-quarter sales of Synvisc® (hylan G-F 20) were $63 million, compared with sales

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of $61 million in the same quarter a year ago.  For the year, Synvisc sales were $242 million, compared with $234 million in the previous year.

Also driving the growth of the Biosurgery franchise is the Sepra® family of products.  Sales of Sepra products rose 29 percent to $30 million in the fourth quarter, up from $23 million in last year’s fourth quarter.  For the year, sales rose 22 percent to $105 million compared with $85 million in the previous year.  This growth reflects the increasing use of Seprafilm® adhesion barrier in larger markets such as gynecologic surgery. Genzyme’s expanded U.S. Sepra sales force is helping to broaden use of the product.

Genzyme’s Transplant franchise is expected to contribute nearly $500 million in revenue annually by 2011.  The growth of this franchise will be driven by the anticipated introduction of Mozobil® (plerixafor) and the planned global expansion of Thymoglobulin® (anti-thymocyte globulin, rabbit).   Sales of Thymoglobulin increased 12 percent in the fourth quarter to $44 million, up from $39 million during the same quarter last year.  For the year, sales were $166 million, 11 percent greater than $150 million in the previous year.

Genzyme’s Oncology franchise is expected to generate approximately $500 million annually by 2011, driven by the use of Clolar® (clofarabine) as a first-line therapy for adult acute myeloid leukemia, the use of Campath® (alemtuzumab) as a first-line treatment for B-cell chronic lymphocytic leukemia, and the expansion of these products in markets outside of the United States and Europe.  Genzyme’s Oncology revenue increased 51 percent in the fourth quarter to $26 million, up from $17 million in the fourth quarter a year ago.  For the year, Oncology revenue rose 48 percent to $88 million compared with $59 million the year before.

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Genzyme’s Genetics franchise is expected to generate revenue of nearly $500 million annually by 2011, driven by growth in oncology and reproductive testing.  This business is also playing an important role in the development of personalized medicine tests, which are designed to provide physicians and patients with critical information to help determine how patients are likely to respond to targeted therapies.  In the fourth quarter, Genetics revenue rose 19 percent to $73 million, compared with $61 million in the prior fourth quarter.  Revenue increased 20 percent for the year, rising to $286 million from $241 million in the year earlier.

                Genzyme is investing in the development of new therapeutic products to address major unmet medical needs and support its long-term growth.  The company continues to build its pipeline through both internal research and licensing and acquisitions, focusing on product candidates with the potential to change the standard of care for serious diseases.  The company’s pipeline is concentrated on programs in mid- to late-stage development and includes more than 25 phase 2 studies and several major pivotal studies.  Three programs stand at the forefront:

Mipomersen

Genzyme has entered into major strategic alliance with Isis Pharmaceuticals, in which Genzyme will develop and commercialize mipomersen.  Currently in phase 3 development, mipomersen has been shown in phase 2 trials to reduce cholesterol and other atherogenic lipids more than 40 percent beyond reductions achieved with current standard lipid lowering drugs, enabling most patients to achieve lipid targets.  These trials have shown that the treatment is well-tolerated, has a strong safety profile, and it works equally well in the presence and absence of other lipid lowering therapies including statins.   A weekly injectable therapeutic, mipomersen is being developed primarily for patients at significant cardiovascular risk who are unable to achieve target cholesterol levels with statins alone or who are intolerant of statins.

Mipomersen’s initial indication will be for patients with familial hypercholesterolemia (FH), with an anticipated filing in 2009.  There are approximately 1.5 million people in the United States and Europe with FH, an inherited disorder that causes exceptionally high levels of LDL-cholesterol.  After appropriate clinical development, the next

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indication planned for mipomersen will be for other patients with high cholesterol at high risk of cardiovascular events.

Mipomersen offers an innovative approach to addressing a real, unmet medical need, and Genzyme believes it could prove to be the most effective lipid-lowering agent for high risk cardiovascular disease patients for whom conventional therapies are not sufficient.  The product may potentially provide significant benefit over the standard of care and targets a well-defined and severely ill patient population.

Alemtuzumab

Genzyme and Bayer Schering Pharma AG, Germany, have begun enrolling patients in two phase 3 trials examining the safety and efficacy of alemtuzumab (Campath) for the treatment of multiple sclerosis.   One study includes previously untreated patients and one involves patients whose disease remains active following treatment with an approved therapy.

In October 2007, Genzyme reported top-line three-year results from a completed phase 2 clinical trial comparing alemtuzumab with Rebif® (interferon beta-1a) for the treatment of multiple sclerosis. The study showed that patients taking alemtuzumab experienced at least a 73 percent reduction in the risk for relapse and at least a 70 percent reduction in the risk for progression of clinically significant disability after three years of follow up when compared to patients treated with interferon beta-1a.  The data also showed that mean disability scores improved from baseline in the alemtuzumab patients and declined in the Rebif patients.

Alemtuzmab is administered in one multi-day cycle per year, which may offer a significantly more convenient option for patients who currently manage multiple injections each week.

Alemtuzumab’s effect in treating MS, observed in clinical studies, exceeds that of any currently marketed products and any products in development.  Genzyme believes that alemtuzumab has the potential to be the best therapy in a market for MS drugs that is projected to reach $8-9 billion annually when the treatment is expected to be ready for launch in 2011-2012.

Mozobil

Mozobil is an innovative product intended to facilitate and improve the outcome of stem-cell transplantation procedures by rapidly and effectively increasing the number of stem cells circulating in the blood.  In two pivotal clinical studies, Mozobil showed the ability to quickly and predictably prepare cancer patients for a transplant to treat their disease.  Specifically, patients who received Mozobil achieved more rapid and effective mobilization of stem cells in preparation for transplant than patients treated with current therapies. Results from these studies were presented at the American Society of Hematology annual meeting in December.

Genzyme plans to file in the first half of this year for U.S. and European approval for the product’s use in treating patients with multiple myeloma and patients with lymphoma.

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The company plans to launch the product early next year upon approval.  Genzyme expects peak sales of Mozobil in the transplant setting of $400 million, and the company is exploring additional indications for the product, including its near-term potential use in chemosensitization procedures.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2007 revenues of $3.8 billion.  In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.  In 2006 and 2007, Genzyme was selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease, and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme financial outlook and business plans and strategies, including without limitation: its anticipated compound average earnings growth rate from 2006-2011; its 2008 and 2011 EPS guidance; its projected revenue growth for the company and for certain businesses, including the LSD, Renal, Biosurgery, Transplant, Oncology and Genetics businesses, as well as the anticipated drivers of such revenue growth; its anticipated gross margin and SG&A growth rates; its plans to seek regulatory approvals of existing products for use in new indications, including Renvela, Campath (alemtuzumab) and Clolar, the timetables therefore and the estimated market potential of such products; its plans and estimated timetables for new and next-generation product approvals and launches, including for Mozobil, Synvisc-One, and mipomersen; its plans to expand its pipeline to help achieve projected growth; its assessment of the potential of certain product candidates, including alemtuzumab-MS, Mozobil and mipomersen; and its 2007 unaudited revenues.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: Genzyme’s ability to successfully complete preclinical and clinical development of its products; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including the larger-scale production of Myozyme and the timing of receipt of such approvals; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; Genzyme’s ability to

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maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2007. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Thyrogen®, Renagel®, Renvela®, Thymoglobulin®, Mozobil®, Synvisc®, Sepra®, Seprafilm®, Campath® and Clolar® are registered trademarks and Synvisc-One™ is a trademark of Genzyme Corporation or its subsidiaries. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Webcast Information

Mr. Termeer’s presentation will be Webcast live at 12:00 p.m. Eastern Time on the investor events section of www.genzyme.com.  A replay of the presentation will be available immediately and will be accessible until January 15, 2008.

Upcoming Events

On February 13, 2008, Genzyme will report its financial results for the fourth quarter of 2007 and financial guidance for 2008.   There will be a conference call at 11:00 a.m. Eastern.   To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-1503.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight February 20, 2008.